Exhibit 5

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned,

WELLS FARGO BANK NORTHWEST, NATIONAL

ASSOCIATION hereby consents that reports of examination of the undersigned by

Federal, State, Territorial or District

authorities may be furnished by such authorities to the Securities and Exchange

Commission upon its request therefor.

Dated: June 22, 2009

By:	/s/ Val T. Orton
Val T. Orton
Vice President